Exhibit  10.1     CFO  Agreement.

                 [Letterhead of Clear Financial Solutions, Inc.]

October  24,  2005
Kent  Watts
Chief  Executive  Officer
Hyperdynamics  Corp.
9700  Bissonnet,  Suite  1700
Houston,  TX  77036

Dear  Kent:

It was a pleasure to sit down with you and Harry this morning and visit about our journeys over the past few years. I appreciate the opportunity to work with you and look forward to a long and rewarding relationship.

The following is a list of services available from Clear Financial Solutions, Inc. (Firm). We hope to exceed your expectations of service from our firm by clearly identifying the services to be provided, their frequency, and the objectives and limitations of such services. We have prepared this proposal for services based our meeting with the management of Hyperdynamics Corp. (Client).

We  provide  the  following  services  for  our  clients:

     -Contract  CFO  Services
     -Strategic  Planning
     -SEC  Reporting  Services
     -Business  Process  Re-engineering
     -Performance  Measurement  and  Improvement
     -Procedures  and  Controls
     -Financial  Analysis
     -Outsourced  Accounting  Services

You have requested that we perform Contract CFO Services for your company. These services will be performed by Steven M. Plumb, CPA (Consultant). Mr.
Plumb may also utilize other staff members of the Firm. In the course of performing these services we will do the following:

     -Serve  as  part  time  Chief  Financial  Officer;
     -Provide  advice  on  the  application  of  Generally  Accepted  Accounting
      Principles;
     -Assist  with  the  preparation  and  filing  of  SEC  reports;
     -Assist  in  preparation  of  monthly  financial  statements;
     -Oversee  accounting  function;  and
     -Other  projects  as  requested  by  management.

None of the services provided can be relied upon to detect errors, irregularities, or illegal acts that may exist. However, we will inform the appropriate level of management of any material errors that come to our attention or any irregularities or illegal acts that come to our attention, unless they are clearly inconsequential.

We anticipate that the services requested will require between 20 and 30 hours per month. Our standard rate for these services is $175 per hour. However, we will discount this rate to $165 per hour if you agree to a monthly retainer. Accordingly, we estimate that our monthly fee for these services will be between $3,300 and $4,950 per month. If more hours are required in a particular month we will bill you for the additional hours at $165 per hour. Each quarter we will compare the level of effort expended to the billings in order to determine if the estimated hours were worked. If we have not expended the level of effort noted above we will adjust our fee to ensure that you do not pay for unearned time.

Where ever possible we will utilize less expensive staff to perform tasks. Our normal staff billing rates is as follows:

Partner     $165
Manager   $150  -  $125
Staff    $75
Bookkeeper   $50

Payment will be due on the 1st of each month. Interest of 1.5% per month will be charged on all outstanding balances. The payment due upon execution of this contract is $4,950.00, which consists of a retainer comprised of one month's fee in advance. If Client becomes 30 days or more in arrears on payments to the Firm, the Firm has the right to stop performing services under this contract.

From time to time our clients request our assistance for a specific project. We are more than happy to assist in these instances and will provide you with a proposal for a specific project upon your request.

The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review or compilation services under this contract. Client will reimburse Firm for reasonable expenses such as mileage, photocopies, long distance, postage and supplies.

This contract will become effective upon the filing of the S-1 that is currently being drafted and is for a period of one year. This is estimated to be October 28, 2005. Unless canceled by either party with written notice sixty (60) days prior to the end of the contract, the contract will automatically renew for another twelve (12) month period with a 5% fee increase. The contract will roll over automatically until canceled in writing by either party within sixty (60) days notice prior to the end of the contract. The retainer will be applied to the last months billing. Should the contract be renewed, the applicable retainer shall be rolled forward and will apply to the last billing of the renewed contract. If the firm is unable to perform due to circumstances beyond its control, then the Firm is released from this contract and the Firm has no liability under this agreement. The Client may cancel this contract with 60 days written notice.

Based upon the terms and conditions contained in this agreement, you are engaging Consultant to perform business and management consulting services at such places and times as may be reasonably agreed to by Consultant. It is expressly understood and agreed that no provisions of this agreement, nor any act of the parties, shall be interpreted to create any relationship between Consultant and the Company other than that of independent contractor. Each party agrees to keep confidential the proprietary information of the other party that may be learned during the course of providing or receiving services under this Agreement. Consultant agrees he will not disclose any proprietary or confidential information acquired from the Company under this agreement, including trade secrets, business plans and confidential or other information which may be proprietary to the Company. The parties agree that either the Company or Consultant, through written notice, may terminate Consultant's engagement under this Agreement at any time for any reason or for no reason. In the case of a dispute, such representative as the Company may designate will discuss the controversial items with Consultant and attempt to resolve the dispute. The parties will attempt to resolve any controversy or claim arising out of this Agreement by mediation prior to commencing any legal action. The maximum recovery for any damages attributable to work performed, regardless of the cause of action, will be limited to the return of unearned fees paid to Consultant. All agreements between the parties are contained in this document. There are no oral agreements between the parties.

This agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this agreement must be litigated in the state district courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. The Client expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. The Client further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.

Please indicate your acceptance of the above understanding by signing below. A copy is enclosed for your records. If your needs change during the year, the nature of our services can be adjusted appropriately. Likewise, if you have special projects with which we can assist, please let us know. We look forward to a long-term and mutually-beneficial relationship with Hyperdynamics.

Sincerely,
Clear  Financial  Solutions,  Inc.  by

Steven  Plumb,  CPA

SMP

Reviewed  and  accepted:

----------------------------             Date----------------
Kent  Watts
President/Chief  Executive  Officer